As filed with the Securities and Exchange Commission on August 2, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLUOR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6700 LAS COLINAS BOULEVARD IRVING, TEXAS 75039	33-0927079
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

FLUOR 409A EXECUTIVE

DEFERRED COMPENSATION PROGRAM

(Full Title of the Plan)

Carlos M. Hernandez, Esq.
Chief Legal Officer and Secretary
Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039
(469) 398-7000
(Name and Address of Agent For Service)

(469) 398-7000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$250,000,000	100%	$250,000,000	$31,125

(1)         The Deferred Compensation Obligations are unsecured obligations of Fluor Corporation to pay deferred compensation in the future in accordance with the terms of the Fluor 409A Executive Deferred Compensation Program

(2)         Calculated solely for purposes hereof pursuant to 457(h).

INTRODUCTION

This Registration Statement on Form S-8 is filed by Fluor Corporation, a Delaware corporation (the “Company” or the “Registrant”), relating to up to $250.0 million of unsecured obligations of the Company to pay deferred compensation in the future (the “Deferred Compensation Obligations”) in accordance with the terms of the Fluor 409A Executive Deferred Compensation Program (the “Plan”).  In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the Registration Statement on Form S-8 (No. 333-148270) filed with the Securities and Exchange Commission on December 21, 2007, together with all exhibits filed therewith or incorporated therein by reference.

Item 5.                                                         Interests of Named Experts and Counsel.

Carlos M. Hernandez, Esq., the Company’s Chief Legal Officer and Secretary, has passed upon the validity of the Deferred Compensation Obligations being registered hereby.  Mr. Hernandez is eligible to participate in the Plan.

Item 8.                                                         Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 8, 2012

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on February 9, 2016

4.3

Fluor 409A Executive Deferred Compensation Program, as amended and restated effective January 1, 2017, incorporated by reference to Exhibit 10.16 to the registrant’s Quarterly Report on Form 10-Q filed on November 2, 2017

5.1	Opinion of Carlos M. Hernandez, Esq.*

23.1	Consent of Carlos M. Hernandez, Esq. (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)*

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*Filed herewith.

[SIGNATURES ON THE NEXT PAGE]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Fluor Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on August 2, 2018.

FLUOR CORPORATION

By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez, Esq.
Executive Vice President, Chief Legal Officer and Secretary

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Carlos M. Hernandez and Dawn A. Stout and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David T. Seaton	Chairman and Chief Executive Officer (Principal Executive Officer)	August 2, 2018
David T. Seaton

/s/ Bruce A. Stanski	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 2, 2018
Bruce A. Stanski

/s/ Robin K. Chopra	Senior Vice President and Controller	August 2, 2018
Robin K. Chopra	(Principal Accounting Officer)

/s/ Peter K. Barker	Director	August 2, 2018
Peter K. Barker

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Signature	Title	Date

/s/ Alan M. Bennett	Director	August 2, 2018
Alan M. Bennett

/s/ Rosemary T. Berkery	Director	August 2, 2018
Rosemary T. Berkery

/s/ Peter J. Fluor	Director	August 2, 2018
Peter J. Fluor

/s/ James T. Hackett	Director	August 2, 2018
James T. Hackett

/s/ Samuel J. Locklear	Director	August 2, 2018
Samuel J. Locklear

/s/ Deborah D. McWhinney	Director	August 2, 2018
Deborah D. McWhinney

/s/ Armando J. Olivera	Director	August 2, 2018
Armando J. Olivera

/s/ Matthew K. Rose	Director	August 2, 2018
Matthew K. Rose

/s/ Nader H. Sultan	Director	August 2, 2018
Nader H. Sultan

/s/ Lynn C. Swann	Director	August 2, 2018
Lynn C. Swann

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